Exhibit 16.1

January 11, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Dave Inc. (formerly known as VPC Impact Acquisition Holdings III, Inc.) statements included under Item 4.01 of its Form 8-K dated January 11, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on January 5, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York